PRICESMART ANNOUNCES FISCAL 2026 FOURTH QUARTER OPERATING RESULTS AND OPENING OF THIRD CLUB IN JAMAICA
NET MERCHANDISE SALES GREW 13.8%
COMPARABLE NET MERCHANDISE SALES INCREASED 12.2%
$1.21 EARNINGS PER DILUTED SHARE
San Diego, CA (October 26, 2026) - PriceSmart, Inc. ("PriceSmart", the "Company," “we”, or “our”) (NASDAQ: PSMT), operator of 59 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal fourth quarter of 2026, which ended on August 31, 2026.
Fourth Quarter Financial Results
Total revenues for the fourth quarter of fiscal year 2026 increased 13.9% to $1.52 billion compared to $1.33 billion in the same period of the prior year. For the fourth quarter of fiscal year 2026, net merchandise sales increased 13.8% to $1.48 billion from $1.30 billion in the fourth quarter of fiscal year 2025. Net merchandise sales - constant currency increased 7.8% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $78.5 million, or 6.0%, versus the same period in the prior year.
The Company had 58 warehouse clubs in operation as of August 31, 2026 compared to 56 warehouse clubs in operation as of August 31, 2025.
Comparable net merchandise sales for the 55 warehouse clubs that have been open for greater than 13 ½ calendar months increased 12.2% for the 13-week period ended August 30, 2026 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended August 30, 2026 increased 6.2% compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 6.0% versus the same period in prior year.
The Company recorded operating income of $57.0 million during the fourth quarter of fiscal year 2026 compared to operating income of $52.8 million in the fourth quarter of fiscal year 2025. Net income increased 19.3% to $37.6 million, or $1.21 per diluted share, in the fourth quarter of fiscal year 2026 compared to $31.5 million, or $1.02 per diluted share, in the fourth quarter of fiscal year 2025.
Adjusted EBITDA for the fourth quarter of fiscal year 2026 was $83.5 million compared to $75.5 million in the same period last year.
Year-to-Date Financial Results
Total revenues for the fiscal year ended August 31, 2026 increased 11.5% to $5.88 billion compared to $5.27 billion in the prior year. For fiscal year 2026, net merchandise sales increased 11.7% to $5.75 billion from $5.15 billion in the prior year. Net merchandise sales - constant currency increased 8.4% over the prior year. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $170.6 million, or 3.3%, versus the same period in the prior year.
Comparable net merchandise sales for the 55 warehouse clubs that have been open for greater than 13 ½ calendar months increased 9.6% for the 52-week period ended August 30, 2026 compared to the comparable 52-week period of the prior year. Comparable net merchandise sales - constant currency for the 52 weeks ended August 30, 2026 increased 6.4%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 3.2% versus the comparable period in the prior year.
The Company recorded operating income during fiscal year 2026 of $261.0 million compared to operating income of $232.5 million in the prior year. Net income increased 12.6% to $166.6 million, or $5.40 per diluted share, in fiscal year 2026 compared to $147.9 million, or $4.82 per diluted share in the prior year.
Adjusted EBITDA for fiscal year 2026 was $360.5 million compared to $320.7 million in fiscal year 2025.

New Club Opening
The Company opened its third warehouse club in Jamaica in October 2026. The new warehouse club occupies a five-acre site in Montego Bay, approximately 100 miles west of the nearest club in the capital of Kingston and has a sales floor of approximately 42,000 square feet. The club features several sustainable design features, including solar panels, energy-efficient LED lighting, a CO2-based cooling system and high-efficiency mechanical equipment designed to reduce energy consumption.
Once the four other previously announced clubs are open, the Company will operate 63 warehouse clubs.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.
Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Tuesday, October 27, 2026, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free +1 (833) 461-5787 for domestic callers or +1 (626) 884-3620 for international callers. Callers must then enter the passcode 419 902 549 on their keypad and ask to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through Tuesday, November 3, 2026 by dialing +1 (833) 309-1852 for domestic callers, or +1 (929) 828-5978 for international callers, and entering replay passcode 419 902 549.

About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 59 warehouse clubs in 12 countries and one U.S. territory (ten each in Colombia and Costa Rica; seven each in Panama and Guatemala; six in Dominican Republic; four each in Trinidad and El Salvador; three each in Jamaica and Honduras; two in Nicaragua; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one new warehouse club on South Camp Road (Kingston), Jamaica in December of 2026, one warehouse club in Villa Nueva, Guatemala in late winter of 2027, one warehouse club in Santo Tomas de Santo Domingo (Heredia), Costa Rica in the spring of 2027, and one warehouse in Comuna Las Condes, Santiago, Chile in the spring of 2027. Once these four new clubs are open, the Company will operate 63 warehouse clubs. Our operating segments are currently the United States, Central America, the Caribbean and Colombia.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company", “our” or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law. In addition, these risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company considers to be immaterial.
For further information, please contact Investor Relations by sending an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Years Ended
	August 31, 2026	August 31, 2025	August 31, 2026	August 31, 2025
Revenues:
Net merchandise sales	$1,482,781	$1,302,709	$5,753,805	$5,151,120
Export sales	1,005	640	2,128	15,235
Membership income	27,197	22,602	100,785	85,573
Other revenue and income	5,291	5,024	19,606	18,166
Total revenues	1,516,274	1,330,975	5,876,324	5,270,094
Operating expenses:
Cost of goods sold:
Net merchandise sales	1,248,504	1,098,466	4,835,798	4,341,358
Export sales	958	594	2,037	14,364
Selling, general and administrative:
Warehouse club and other operations	147,411	130,577	562,992	498,409
General and administrative	58,973	47,190	209,428	179,859
Pre-opening expenses	663	510	1,289	1,127
Loss on disposal of assets	2,736	888	3,763	2,467
Total operating expenses	1,459,245	1,278,225	5,615,307	5,037,584
Operating income	57,029	52,750	261,017	232,510
Other income (expense):
Interest income	3,296	2,698	13,136	10,139
Interest expense	(4,538)	(3,520)	(16,767)	(11,515)
Other expense, net	(5,609)	(5,586)	(29,688)	(24,636)
Total other expense	(6,851)	(6,408)	(33,319)	(26,012)
Income before provision for income taxes and income of unconsolidated affiliates	50,178	46,342	227,698	206,498
Provision for income taxes	(12,540)	(14,820)	(61,112)	(58,617)
Income of unconsolidated affiliates	—	19	—	6
Net income	$37,638	$31,541	$166,586	$147,887
Net income per share available for distribution:
Basic	$1.21	$1.02	$5.40	$4.82
Diluted	$1.21	$1.02	$5.40	$4.82
Shares used in per share computations:
Basic	30,244	30,072	30,221	30,056
Diluted	30,279	30,087	30,244	30,063

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	August 31, 2026	August 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$220,788	$241,024
Short-term restricted cash	12,911	11,061
Short-term investments	111,413	73,186
Receivables, net	16,633	17,400
Merchandise inventories	617,241	560,730
Prepaid expenses and other current assets (includes $563 and $0 as of August 31, 2026 and August 31, 2025, respectively, for the fair value of derivative instruments)	79,970	71,059
Total current assets	1,058,956	974,460
Long-term restricted cash	31,020	33,206
Property and equipment, net	1,182,656	996,281
Operating lease right-of-use assets, net	128,613	113,479
Goodwill	43,286	43,238
Deferred tax assets	59,847	41,229
Other non-current assets (includes $179 and $701 as of August 31, 2026 and August 31, 2025, respectively, for the fair value of derivative instruments)	98,549	60,375
Investment in unconsolidated affiliates	—	6,889
Total Assets	$2,602,927	$2,269,157
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$1,861	$12,286
Accounts payable	559,336	506,949
Accrued salaries and benefits	64,082	52,478
Deferred income	52,216	43,061
Income taxes payable	7,854	7,265
Other accrued expenses and other current liabilities (includes $19,425 and $551 as of August 31, 2026 and August 31, 2025, respectively, for the fair value of derivative instruments)	97,001	57,627
Operating lease liabilities, current portion	7,851	7,930
Long-term debt, current portion	64,591	38,675
Total current liabilities	854,792	726,271
Long-term income taxes payable, net of current portion	2,965	4,424
Long-term operating lease liabilities	138,816	122,244
Long-term debt, net of current portion	102,954	147,922
Other long-term liabilities (includes $10,074 and $6,196 for the fair value of derivative instruments and $14,879 and $13,628 for post-employment plans as of August 31, 2026 and August 31, 2025, respectively)	48,050	20,924
Total Liabilities	1,147,577	1,021,785

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 32,814,083 and 32,688,047 shares issued and 30,855,604 and 30,745,833 shares outstanding (net of treasury shares) as of August 31, 2026 and August 31, 2025, respectively	3	3
Additional paid-in capital	549,314	529,354
Accumulated other comprehensive loss	(91,315)	(161,439)
Retained earnings	1,123,033	999,426
Less: treasury stock at cost, 1,958,479 shares as of August 31, 2026 and 1,942,214 shares as of August 31, 2025	(125,685)	(119,972)
Total Stockholders' Equity	1,455,350	1,247,372
Total Liabilities and Equity	$2,602,927	$2,269,157

Reconciliation of Non-GAAP Financial Measures
The accompanying Consolidated Financial Statements, including the related notes, are presented in accordance with U.S. GAAP (Generally Accepted Accounting Principles). In addition to relevant GAAP measures, we also provide non-GAAP measures including adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency because management believes these metrics are useful to investors and analysts by excluding items that we do not believe are indicative of our core operating performance. These measures are customary for our industry and commonly used by competitors. However, these non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income and other income (expense), net. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Years Ended
(Amounts in thousands)	August 31, 2026	August 31, 2025	August 31, 2026	August 31, 2025
Net income as reported	$37,638	$31,541	$166,586	$147,887
Adjustments:
Interest expense	4,538	3,520	16,767	11,515
Provision for income taxes	12,540	14,820	61,112	58,617
Depreciation and amortization	26,475	22,775	99,502	88,161
Interest income	(3,296)	(2,698)	(13,136)	(10,139)
Other expense, net (1)	5,609	5,586	29,688	24,636
Adjusted EBITDA	$83,504	$75,544	$360,519	$320,677
(1)    Primarily consists of transaction costs of converting local currencies into available tradable currencies in some of our countries with liquidity issues and foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three and twelve months ended August 31, 2026 and August 31, 2025.

Net Merchandise Sales - Constant Currency and Comparable Net Merchandise Sales – Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales - constant currency," it means that we have translated current year net merchandise sales at prior year monthly average exchanges rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Similarly, when we use the term "comparable net merchandise sales - constant currency," it means that we have translated current year comparable net merchandise sales at prior year monthly average exchanges rates. Comparable net merchandise sales - constant currency results exclude the effects of foreign currency translation.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	August 31, 2026
	Three Months Ended		Year Ended
(Amounts in thousands, except % growth)	Net Merchandise Sales	% Growth	Net Merchandise Sales	% Growth
Net merchandise sales	$1,482,781	13.8%	$5,753,805	11.7%
Favorable impact of foreign currency exchange	78,460	6.0%	170,557	3.3%
Net merchandise sales on a constant-currency basis	$1,404,321	7.8%	$5,583,248	8.4%
Comparable net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	August 30, 2026
	Thirteen Weeks Ended	Fifty-Two Weeks Ended
	% Growth	% Growth
Comparable net merchandise sales	12.2%	9.6%
Favorable impact of foreign currency exchange	6.0%	3.2%
Comparable net merchandise sales on a constant-currency basis	6.2%	6.4%